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                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
DEP Corporation


We consent to incorporation by reference in the registration statement
(No. 33-8500) on Form S-8 of DEP Corporation and subsidiaries of our report dated September 20, 1996, except for Notes 1, 15 and 16, which date is October 23, 1996, relating to the consolidated balance sheets of DEP Corporation and subsidiaries as of July 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended July 31, 1996, which report appears in the July 31, 1996 report on Form 10-K of DEP Corporation and subsidiaries.



/s/ KPMG Peat Marwick LLP
Los Angeles, California
November 11, 1996





                                  Exhibit 23.1


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